APPENDIX F

APPLICATION FOR INTERIM AND FINAL ORDER

C A N A D A	S U P E R I O R C O U R T (Commercial Division)
PROVINCE OF QUEBEC
DISTRICT OF MONTREAL
No.: 500-11-030622-076	In the matter of the arrangement proposed by Intertape Polymer Group Inc. under Section 192 of the Canada Business Corporations Act, R.S.C., c. C-44, as amended:

INTERTAPE POLYMER GROUP INC., having its head office at 1155, René-Lévesque Blvd. West, Suite 3900, in the City of Montreal, province of Quebec ;
and
ECP GP II INC., having its head office at 369 Elgin Street in Brantford, province of Ontario;
and
INTERTAPE POLYMER INC., having its head office at 1155, René-Lévesque Blvd. West, Suite 3900, in the City of Montreal, province of Quebec
Applicants
and
SHAREHOLDERS and HOLDERS OF OPTIONS to acquire common shares of Intertape Polymer Group Inc.;
and

THE DIRECTOR APPOINTED UNDER SECTION 260 OF THE CANADA BUSINESS CORPORATIONS ACT (the "Director"), having his office at Complex Jean-Edmonds South, 9th Floor, 365 Laurier Avenue West, in the City of Ottawa, Province of Ontario;

Mis-en-cause

APPLICATION FOR INTERIM AND FINAL ORDERS WITH RESPECT TO AN ARRANGEMENT (Sections 192 and 248 Canada Business Corporations Act, R.S.C., c. C-44 and Article 33 Code of Civil Procedure)

F-1

TABLE OF CONTENTS

Page

I.

BACKGROUND AND NATURE OF THE PRESENT APPLICATION

2

II.

THE PARTIES TO THE ARRANGEMENT

3

III.

THE PLAN OF ARRANGEMENT

5

IV.

DISSENT RIGHTS

8

V.

FAIRNESS AND STRATEGIC REASONS FOR THE PLAN OF ARRANGEMENT AND APPROVAL OF THE BOARD OF DIRECTORS  8

VI.

IMPRACTICABILITY

9

VII.

SOLVENCY OF INTERTAPE

9

VIII.

PROPOSAL TO OBTAIN THE APPROVAL OF INTERTAPE SHAREHOLDERS

9

IX.

INTERIM AND FINAL ORDERS BINDING ON THE INTERTAPE SHAREHOLDERS

10

X.

PRACTICAL CONSIDERATIONS

1

-i-

TO ONE OF THE HONOURABLE JUDGES OF THE SUPERIOR COURT OF QUEBEC, FOR THE DISTRICT OF MONTREAL, THE APPLICANTS, INTERTAPE POLYMER GROUP INC., INTERTAPE POLYMER INC. AND ECP GP II INC. RESPECTFULLY SUBMIT AS FOLLOWS:

I.

BACKGROUND AND NATURE OF THE PRESENT APPLICATION

1.

Intertape Polymer Group Inc. ("Intertape") is a corporation amalgamated in 1993 under the Canada Business Corporations Act, R.S.C., c. C-44 (the "CBCA"). Its common shares are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange;

2.

Intertape and its subsidiaries including co-applicants ECP GP II Inc. and Intertape Polymer Inc. are recognized leaders in the development and manufacture of specialized polyolefin plastic and paper based packaging products and complementary packaging systems for industrial and retail use;

3.

Intertape and a subsidiary of Littlejohn Fund III, L.P. ("Littlejohn"), a private equity fund, have entered into an agreement whereby a subsidiary of Littlejohn will acquire all of the outstanding common shares of Intertape for a purchase price of US$4.76 per share, which places an enterprise value of approximately US$500,000,000 on Intertape. The Board of Directors of Intertape considers that this offer is fair, from a financial point of view, to the shareholders of Intertape;

4.

The implementation of the transaction contemplated in this agreement involves several complex steps including (i) the amalgamation of Intertape with co-applicants ECP GP II Inc. and Intertape Polymer Inc. prior to the actual purchase of the outstanding shares of Intertape; (ii) the constitution of security over the assets of Intertape’s business immediately after closing in order to allow for the financing needed by Littlejohn’s subsidiary to proceed to closing; and (iii) the termination of the existing executive stock option plan of Intertape, which are all required to be performed in a timely and organized fashion;

5.

It is therefore necessary, as more fully outlined in part VI of this Application, that the proposed transaction contemplated in this agreement be carried out through a plan of arrangement pursuant to Section 192 of the CBCA under the supervision of the Director appointed pursuant to the CBCA and of this Court;

6.

The Applicants, therefore proposes to carry out an arrangement (the "Arrangement") under Section 192 of the CBCA, as amended involving Tape Holdings Inc., an indirectly wholly-owned subsidiary of Littlejohn, Tape Holdings’ wholly-owned subsidiary, 4398009 Canada Inc., Intertape Polymer Group Inc., Intertape Polymer Inc., ECP GP II Inc., the shareholders of Intertape and the holders of options to acquire common shares of Intertape pursuant to which, among other things, (i) 4398009 Canada Inc. will acquire all of the issued and outstanding shares of the corporate entity resulting from the amalgamation of Intertape with co-applicants ECP GP II Inc. and Intertape Polymer Inc.; (ii) unexercised options to acquire shares of Intertape granted under the Executive Stock Option Plan of Intertape will be acquired for a cash amount, if any, equal to the positive difference between the US$4.76 and the applicable exercise price, less applicable withholdings, if any; and (iii) the Executive Stock Option Plan of Intertape will be terminated;

7.

Through their present application, Intertape and its co-applicants subsidiaries are seeking the following orders:

a.

an interim order as outlined in its conclusions (the "Interim Order") determining:

(i)

the information and notice to be provided to holders of common shares and options to acquire common shares of Intertape (collectively, the "Intertape Securityholders");

(ii)

the manner in which Intertape shall hold and conduct an annual and special meeting of the Intertape Securityholders (the "Special Meeting") for the purposes of, amongst others, considering and, if deemed advisable, passing a resolution to approve the proposed plan of arrangement (the "Arrangement Resolution");

(iii)

the holding of the vote of the shareholders of Intertape (the "Intertape Shareholders") and the approval threshold in connection with the Arrangement Resolution;

(iv)

the appropriate dissent rights procedure; and

(v)

the notice requirements concerning the final hearing before this Court to approve the Arrangement; and

b.

a final order as outlined in its conclusions approving the Arrangement;

8.

The Applicants produce the following documents in support of its present Application:

a.

a draft letter to the Intertape Shareholders from the Chairman of the Board of Intertape, a copy of which is attached hereto as Exhibit R 1;

b.

a draft notice of the Special Meeting (the "Notice of Special Meeting"), a copy of which is attached hereto as Exhibit R 2;

c.

a draft management information circular of Intertape together with its annexes (the "Management Circular"), a copy of which is attached hereto as Exhibit R 3; and

d.

a draft form of proxy and letter of transmittal for Intertape Shareholders, copy is attached hereto, en liasse, as Exhibit R 4 (Exhibits R 1 to R 4 being collectively referred to as the "Proxy Material");

II.

THE PARTIES TO THE ARRANGEMENT

(a)

Intertape Polymer Group Inc.

9.

Intertape was amalgamated on August 31, 1993 under the CBCA;

10.

Intertape, directly and through its subsidiaries, operates a business established in 1981 which develops and manufactures specialized polyolefin plastic and paper packaging products and complimentary systems. It currently operates thirteen (13) manufacturing facilities with approximately 2100 employees;

11.

Intertape's authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares;

12.

As of May 14, 2007, there were 40,986,940 common shares of Intertape (the "Intertape Common Shares") issued and outstanding and no preferred shares issued and outstanding. On that same date, there were options (the "Options") outstanding to acquire 3,018,278 Intertape Common Shares granted under Intertape Executive Stock Option Plan, as amended, supplemented or replaced from time to time (the "Option Plan");

13.

The Intertape Common Shares are listed and posted for trading on the Toronto Stock Exchange and the New York Stock Exchange under ticker symbol "ITP";

(b)

Intertape Polymer Inc.

14.

Intertape Polymer Inc. was incorporated on September 28, 2005 under the CBCA. All of its issued and outstanding shares are held by Intertape and by Intertape’s wholly-owned subsidiary, Polymer International Corp.;

15.

It is expected that Intertape Polymer Inc. will amalgamate with Intertape and ECP GP II Inc. as part of the proposed Arrangement;

(c)

ECP GP II Inc.

16.

ECP GP II Inc. ("ECP") was incorporated on September 28, 2005 under the CBCA. It is currently a wholly-owned subsidiary of Intertape;

17.

It is expected that ECP will amalgamate with Intertape and Intertape Polymer Inc. as part of the proposed Arrangement;

(d)

Littlejohn

18.

Littlejohn is one of the three funds managed by Connecticut-based private equity firm Littlejohn & Co., LLC;

19.

Littlejohn’s indirect wholly-owned subsidiary, 4398009 Canada Inc., is the proposed purchaser of the business operated by Intertape and its subsidiaries under the proposed Arrangement;

(e)

Tape Holdings, Inc.

20.

Tape Holdings, Inc. was incorporated on April 30, 2007 under the laws of the State of Delaware and is an indirect wholly-owned subsidiary of Littlejohn;

21.

Tape Holdings, Inc. was incorporated specifically to participate in the acquisition of the business operated by Intertape and its subsidiaries under the proposed Arrangement;

(f)

4398009 Canada Inc.

22.

4398009 Canada Inc. was incorporated on April 30, 2007 under the CBCA and is a wholly-owned subsidiary of Tape Holdings, Inc.;

23.

4398009 Canada Inc. was incorporated specifically to acquire the business operated by Intertape and its subsidiaries under the proposed Arrangement;

III.

THE PLAN OF ARRANGEMENT

24.

The Arrangement, if approved by the Intertape Shareholders and by this Court, will result in the entity resulting from the amalgamation of Intertape, Intertape Polymer Inc. and ECP ("Amalco") becoming a wholly-owned subsidiary of 4398009 Canada Inc., the exercise or cashing out of unexercised options under the Option Plan, and the termination of the Option Plan;

25.

Pursuant to the Arrangement, the following events will occur in the following order beginning at 8:00 a.m. (Montreal Time) on the date appearing on the arrangement certificate to be issued by the Director appointed under the CBCA (the "Effective Date");

(a)

Termination of the Shareholders’ Rights Plan

26.

Intertape has established, on June 14, 2006, a Shareholders’ Rights Plan (the "Rights Plan"), the whole as more fully appears from a copy of said Rights Plan attached hereto as Exhibit R-5;

27.

The Rights Plan was established to ensure that any acquisition of control of Intertape takes place in an open and fair manner for the Shareholders;

28.

The Rights Plan was designed to encourage anyone seeking to acquire control of Intertape to make an offer that treats all shareholders fairly and equally, that gives shareholders and Intertape sufficient time to explore possible alternatives that may then present themselves and that recognizes the long term value of the common shares;

29.

The Rights Plan focuses only on take-over bids where, in the opinion of the Board of Directors, it is prudent that shareholders be afforded protection in addition to that granted by applicable legislation;

30.

The proposed Arrangement is the result of an extensive, publicly disclosed, strategic review process conducted by the Board of Directors of Intertape with the advice of its financial advisors. Accordingly, the Rights Plan does not, vis-a-vis the Arrangement, serve an useful purpose and its existence will become unnecessary if the proposed Arrangement is accepted by the Intertape Shareholders and by this Court;

31.

The Rights Plan will therefore be terminated;

(b)

Amalgamation of Intertape with Intertape Polymer Inc. and ECP

32.

Intertape, Intertape Polymer Inc. and ECP will amalgamate to form Amalco such amalgamation being referred to hereafter as the "Amalgamation" with the same effect as if Section 186 of the CBCA were applicable to the Amalgamation, and in connection with the Amalgamation:

a.

each Common Share held by Intertape Shareholders will be converted into one common share of the capital of Amalco;

b.

all common shares of the capital of ECP held by Intertape Polymer Inc. will be cancelled for no consideration;

c.

each share of the capital of Intertape Polymer Inc. held by Polymer International Corp. will be converted into one redeemable preferred share in the capital of Amalco having the rights, privileges, restrictions and conditions set forth in schedule 1.1 of the Plan of Arrangement which is reproduced in appendice D-1 of the Management Circular attached hereto as Exhibit R-3;

d.

all shares in the capital of Intertape Polymer Inc. held by the Intertape will be cancelled for no consideration;

e.

Amalco will possess all the property, rights, privileges and franchises and will be subject to all liabilities and all contracts, disabilities and debts of each of Intertape, Intertape Polymer Group and ECP (collectively the "Predecessor Corporations") such that a conviction against, or ruling, order or judgment in favour or against a Predecessor Corporation may be enforced by or against Amalco;

f.

the articles of Arrangement to be filed with the Director pursuant to this Arrangement will be deemed to be the articles of amalgamation of Amalco and, except for the purposes of Section 104(1) of the CBCA, the certificate of Arrangement to be issued by the Director will be deemed to be the certificate of amalgamation of Amalco;

g.

the name of Amalco shall be "Intertape Polymer Group Inc.";

h.

the registered office of Amalco shall be in the City of Montreal, in the Province of Quebec;

i.

the authorized capital of Amalco shall consist of an unlimited number of common shares (the "Amalco Common Shares") and an unlimited number of redeemable preferred shares (the "Amalco Redeemable Preferred Shares");

j.

there shall be no restrictions on the business which Amalco is authorized to carry on or on the powers Amalco may exercise;

k.

the by-laws of Amalco shall be the by-laws of Intertape until repealed, amended, altered or added to;

l.

the number of directors of Amalco shall be such number, being not less than one (1) and not more than ten (10), as the Board of Directors of Amalco may from time to time determine;

m.

the directors of Amalco shall have the power to appoint one or more directors who shall hold office for a term expiring not later than the close of the next annual meeting of Amalco, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of Amalco; and

n.

the number of the first directors shall be three and the first directors of Amalco shall be Michael Klein, Edmund Feeley and Warren Katz, who shall hold office until the first annual meeting of Amalco or until their successors are elected or appointed;

(c)

Acquisition of Amalco

33.

One minute following the completion of the transactions set forth in paragraph 32 above, each Amalco Redeemable Preferred Share held by Polymer International Inc. shall be transferred to 4398009 Canada Inc. in exchange for $1.00 per Amalco Redeemable Preferred Share;

34.

One minute following the completion of the transaction referred to in paragraph 33 above, each Amalco Common Share outstanding at 8:00 a.m. on the Effective Date and held by an Intertape Shareholder other than (i) a dissenting holder who is ultimately entitled to be paid the fair value of the Intertape Common Shares held by such dissenting holder or (ii) Tape Holdings Inc., 4398009 Canada Inc. or their affiliates (which shall not be exchanged under the Arrangement and shall remain outstanding as an Amalco Common Share held by Tape Holdings Inc., 4398009 Canada Inc. or any affiliate thereof), shall be transferred to 4398009 Canada Inc. in exchange for US$4.76 in cash per Amalco Common Share;

35.

Notwithstanding the terms of the Option Plan, concurrently with the transaction contemplated by paragraph 34 above, each option issued pursuant to the Option Plan that has not been duly exercised prior to 8:00 a.m. on the Effective Date shall, without any further action by or on behalf of any holder thereof (the "Optionholder"), cease to be exercisable and cancelled in exchange for a cash payment from Amalco equal to an amount (if any) equal to (i) the product of the number of Amalco Common Shares underlying the options held by such Optionholder and US$ 4.76, less (ii) the aggregate exercise price payable under such options by the Optionholder to acquire the Amalco Common Shares underlying such options, less applicable withholdings;

36.

The names of the holders of the Amalco Common Shares transferred to 4398009 Canada Inc. shall be removed from the applicable registers of holders of Amalco Common Shares and 4398009 Canada Inc. shall be recorded as the registered holder of the Amalco Common Shares so acquired and shall be deemed the legal and beneficial owner thereof;

(d)

Termination of the Option Plan

37.

As indicated above, the Option Plan will be rendered redundant in the context of the execution of the proposed Arrangement since all Optionholders will become entitled to receive a payment in cash, equivalent, in essence, to the purchase price of US$4.76 per share minus the exercise price payable under each of the Options provided for under the Option Plan;

38.

As a result, and in the context of Amalco becoming a private entity under the proposed Arrangement, the Option Plan will no longer be necessary and will be terminated;

IV.

DISSENT RIGHTS

39.

The registered holders of Intertape Common Shares shall be entitled to exercise rights of dissent and appraisal in compliance with Section 190 of the CBCA as applied by the Interim Order, and to seek fair value for their Intertape Common Shares, provided that notwithstanding Section 190(5) of the CBCA, the written objection to the special resolution pertaining to the Arrangement referred to in Section 190(5) of the CBCA must be received by Intertape and 4398009 Canada Inc. prior to 5:00 p.m. (Montreal time) on the date that is two business days preceding the Special Meeting (rather than at or prior to the Special Meeting as provided by Section 190(5) of the CBCA) as set out in the Plan of Arrangement. For the purpose of these proceedings, the "Court" referred to in Section 190 of the CBCA means the Superior Court of the Province of Quebec;

40.

The dissent rights being provided to the registered holders of Common Shares of Intertape are summarized for the benefit of the Intertape Shareholders on page 57 of the Management Circular attached hereto as Exhibit R-3;

V.

FAIRNESS AND STRATEGIC REASONS FOR THE PLAN OF ARRANGEMENT AND APPROVAL OF THE BOARD OF DIRECTORS

41.

By resolution of the Board of Directors of Intertape dated May 1, 2007, the arrangement agreement which contemplates the proposed Arrangement (the "Arrangement Agreement"), was unanimously approved as being advisable in the best interests of Intertape Shareholders and the directors recommended that the Intertape Shareholders vote in favour of the Arrangement Resolution;

42.

One of the directors of Intertape, Dale McSween, the interim chief executive officer of Intertape, abstained from voting in view of his prospective employment with Intertape once Intertape is acquired by 4398009 Canada Inc.;

43.

In approving the Arrangement Agreement, the Board of Directors of Intertape considered a series of factors including the following:

a.

the fairness opinion of TD Securities Inc., the financial adviser of Intertape, to the effect that the consideration of US$4.76 per Intertape Common Share to be received under the Arrangement is fair, from a financial point of view, to the Intertape Shareholders. A copy of the said fairness opinion dated May 1, 2007 is attached hereto as Exhibit R-6;

b.

the fact that the fairness opinion mentioned above reflects the comparison, by TD Securities, (i) of the consideration under the Arrangement to the range of fair market values of the Intertape Common Shares, (ii) of the multiples observed on precedent transactions and trading multiples of public companies in comparable industry sectors and (iii) of the range of premiums paid in recent North American transactions, including going-private transactions, of similar size in comparable industry sectors;

c.

the fact that Intertape has faced and continues to face challenges in regards to its financial leverage, its level of sales and its profit margins. These factors are explained in the detail at pages 22 and following of the Management Circular attached hereto as Exhibit R-3;

VI.

IMPRACTICABILITY

44.

The proposed transaction qualifies as an arrangement under Section 192 of the CBCA as it involves, among other steps, (i) an amalgamation of two or more corporations pursuant to Section 192(1)(b) and (ii) an amalgamation of a body corporate with a corporation that results in an amalgamated corporation subject to the CBCA pursuant to subsection 192(i)(c);

45.

In addition, it is not practicable to effect the proposed transaction other than through an arrangement pursuant to Section 192 of the CBCA for the following reasons:

a.

the complexity of the proposed transaction which is due, among other factors, to the underlying tax planning and to the fact that the acquisition contemplated by 4398009 Canada Inc. through the proposed transaction involves a financing which will be secured by assets of Amalco concurrently with closing;

b.

the need to have all elements of the proposed transaction occur on the same day and in the correct order, especially in view of the necessity for 4398009 Canada Inc. to provide security over the assets of Amalco concurrently with closing;

c.

the need to provide for dissent rights as described above which cannot be contemplated in any way other than through a plan of arrangement and an order of this Court;

d.

the need to provide for the termination of the Option Plan and to allow Optionholders an opportunity to be heard by this Court if they deem it necessary;

VII.

SOLVENCY OF INTERTAPE

46.

Two of the parties to the Arrangement, ECP and Intertape Polymer Inc., are not insolvent within the meaning of Section 192(2) of the CBCA or otherwise, as they are able to pay their liabilities as they become due and the realizable value of their assets exceeds the aggregate of their liabilities and stated capital.  Intertape is also solvent in the sense that it is able to pay its liabilities as they become due although the amount of its stated capital currently exceeds the aggregate consideration for Intertape Common Shares.  A copy of the last audited financial statements of Intertape is attached hereto as Exhibit R-7;

VIII.

PROPOSAL TO OBTAIN THE APPROVAL OF INTERTAPE SHAREHOLDERS

47.

It is proposed that the Intertape Shareholders vote as a single class at the Special Meeting;

48.

Intertape proposes to convene the Special Meeting on June 26, 2007 for the purpose of authorizing, inter alia, the Arrangement;

49.

For the purpose of calling and holding the Special Meeting, it is proposed that:

a.

notice of the Special Meeting called to consider the Arrangement, and any adjournment or postponement of it where additional notice is required by law, be given to the Intertape Shareholders and Intertape Optionholders (together the "Intertape Securityholders"), by pre-paid ordinary mail, personal delivery or facsimile transmission to the addresses as they appear on the books and records of Intertape at the close of business (Montreal time) on May 25, 2007 (the "Record Date");

b.

the notice of Special Meeting be accompanied by forms of proxy substantially in the form produced as Exhibit R 4 in support of the present Application; and

c.

at least three persons present at the Special Meeting and holding or representing by proxy not less than 10% of the outstanding Intertape Common Shares will constitute a quorum for the Special Meeting, as provided by the by laws of Intertape, copy of which are attached hereto as Exhibit R-8;

d.

the Special Meeting shall otherwise be called, held and conducted in accordance with the Notice of Special Meeting, the provisions of the CBCA, the articles and by laws of Intertape, the rulings and directions of the Chair of the Special Meeting and the Interim Order sought herein;

50.

As to the level of shareholder approval of the Arrangement, Intertape will seek the approval of the Arrangement by resolution passed by the affirmative vote of not less than 66 2/3% of the total votes cast on the Arrangement Resolution by the Intertape Shareholders present in person or by proxy at the Special Meeting;

IX.

INTERIM AND FINAL ORDERS BINDING ON THE INTERTAPE

SHAREHOLDERS

51.

Given the large number of Intertape Securityholders, Applicants request from this Court to be dispensed from describing at length the names of the Intertape Securityholders in the description of the impleaded parties and that all Intertape Securityholders, and any transferees of Intertape Common Shares, be deemed parties to the present proceedings as if described as mis-en-cause in the heading of the present Application;

52.

Applicants request that Intertape Securityholders be validly served with the present proceedings by delivery of the present Application, without the exhibits and of the Interim Order, en liasse, as Appendix F to the Management Circular attached hereto as Exhibit R 3, by mail, delivery or facsimile transmission to Intertape Securityholders as of the Record Date at the addresses appearing in the lists of Intertape Shareholders and of holders of Intertape Options, updated as at the Record Date;

53.

Applicants request that any Intertape Securityholders wishing to appear on the Application for Final Order in the present proceedings shall file an appearance on or before June 14, 2007, and if such appearance is with the view to contesting the Application, that any such Securityholders shall file a written contestation, supported as to the facts by affidavit(s) and exhibit(s), if any, on or before June 22, 2007, without which such contestation an appearing Intertape Securityholder shall not be permitted to contest the Application;

54.

Subject to the foregoing, the Final Order of this Court shall be binding on all Intertape Securityholders;

X.

PRACTICAL CONSIDERATIONS

55.

The exhibits attached in the present Application contain several information which are not yet public and therefore not known to all Intertape Shareholders;

56.

Since Intertape will only distribute the Proxy Material following the issuance of the Interim Order sought herein, there will be a period of time during which information which is not yet known to the general public will be accessible through the Court record;

57.

As a result, unless this Court renders a conclusion protecting the confidentiality of the exhibits produced in the Court record, a person may acquire information which is not known to the market simply by consulting the Court record;

58.

Intertape therefore seeks a conclusion in the Interim Order to be rendered by this Court directing that the attached exhibits be maintained confidential and under seal until such time as Intertape has issued the Proxy Material to the Intertape Securityholders;

WHEREFORE, THE APPLICANT PRAISES THIS HONOURABLE COURT:

A)

ON THE INTERIM APPLICATION:

As to the meeting

ORDER that Intertape is authorized and directed to call, hold and conduct a special meeting (the "Special Meeting") of the registered holders of Intertape common shares (the "Intertape Common Shares") to be held in Montreal, Quebec , on June 26, 2007, to consider and, if deemed advisable, to pass, with or without variation, a special resolution (the "Arrangement Resolution") to approve an arrangement substantially as contemplated in the Plan of Arrangement (the "Plan of Arrangement"), attached as Appendix A to the draft management information circular of Intertape (the "Management Circular") produced as Exhibit R 3;

ORDER that the Special Meeting shall be called, held and conducted in accordance with the notice of special meeting of Intertape Shareholders produced as Exhibit R 2 (the "Notice of Special Meeting"), the CBCA, the articles and by-laws of Intertape, the terms of this Interim Order, any further Order of this Court, and the rulings and directions of the Chair of the Special Meeting, and, to the extent of any inconsistency or discrepancy between this Interim Order and the articles and/or by-laws of Intertape, this Interim Order shall govern;

As to the record date for notice

ORDER that the record date for determination of registered holders of Intertape Common Shares entitled to receive the Notice of Special Meeting, Management Circular and forms of proxy (collectively referred to as the "Proxy Material") shall be May 25, 2007 (the "Record Date");

As to the notice of meeting

ORDER that the Proxy Material, with such amendments or additional documents as counsel for Intertape may advise are necessary or desirable and as are not inconsistent with the terms of this Interim Order or the Plan of Arrangement, and a copy of this Interim Order, shall be sent to:

(a)

the holders of Intertape Common Shares of record at the close of business on the Record Date, being at least twenty-one days prior to the date of the Special Meeting, excluding the date of mailing, delivery or transmittal and the date of the Special Meeting and to the holders of options to acquire Common Shares of Intertape (hereinafter collectively the "Intertape Securityholders"), by one or more of the following methods:

(i)

by first class prepaid mail, addressed to each registered holder of Intertape Common Shares at his, her or its address registered on the common share register of Intertape and each holder of options to acquire Common Shares of Intertape (herein after the "Intertape Options") at his, her or its address recorded on the records of Intertape;

(ii)

by delivery in person or by recognized courier service to the addresses specified in subparagraph (i) above;

(iii)

in the case of non-registered holders of Intertape Common Shares, by delivering multiple copies to intermediaries and registered nominees as they are defined in National Instrument 54-101 to facilitate distribution to non-registered holders of Intertape Common Shares, the whole in accordance with National Instrument 54-101; or

(iv)

by facsimile transmission to any registered holder of Intertape Common Shares or holder of Intertape Options identifying himself, herself or itself to the satisfaction of Intertape and acting through its representatives, who requests such facsimile transmission and, if required by Intertape, is prepared to pay the charges for such facsimile transmission;

(b)

the directors and auditors of Intertape, and the Director, by mailing the Proxy Material by first class prepaid mail addressed to such persons, or by delivery, in person or by recognized courier service, or by facsimile transmission at least twenty-one days prior to the date of the Special Meeting, excluding the date of mailing and the date of the Special Meeting;

As to deemed receipt of meeting materials and service of the application and the interim order

ORDER that the Proxy Material shall be deemed, for the purposes of this Interim Order, to have been received by, and the application and this Interim Order to have been served on Intertape Securityholders:

(a)

in the case of mailing, three days after delivery thereof to the post office;

(b)

in the case of delivery in person, upon receipt thereof at the intended recipient’s address or, in the case of delivery by courier, one business day after receipt by the courier; and

(c)

in the case of facsimile transmission, upon the transmission thereof;

As to permitted attendees

ORDER that the only persons entitled to attend the Special Meeting shall be:

(a)

the Intertape Shareholders or their respective proxyholders in each case entitled to vote at the Special Meeting;

(b)

the holders of Intertape Options;

(c)

Intertape 's officers, directors, auditors and advisors;

(d)

representatives of 4398009 Canada Inc. and Tape Holding, Inc.;

(e)

the Director; and

(f)

other persons with the permission of the Chair of the Special Meeting;

and that the only persons entitled to vote at the Special Meeting on the Arrangement Resolution shall be:

(a)

the registered Intertape Shareholders as at the close of business on the Record Date, or their respective proxyholders; and

(b)

persons who become registered holders of Intertape Common Shares after the Record Date, and who become entitled to vote by complying with Subsection 138(3) of the CBCA;

ORDER that the accidental omission to give notice of the Special Meeting, or the non-receipt of such notice, shall not invalidate any resolution passed or proceedings taken at the Special Meeting and shall not constitute a breach of this Interim Order;

As to quorum and voting

ORDER that the quorum required at the Special Meeting shall be three holders of Intertape Common Shares present in person or by proxy, and holding or representing at least 10% of the Intertape Common Shares and who are entitled to attend and vote at the Special Meeting, provided that, if no quorum is present within 90 minutes of the appointed meeting time, the Special Meeting shall stand adjourned to be reconvened on a day which is not more than thirty days later, as determined by the Chair of the Special Meeting, in the Chair’s sole discretion, and at such reconvened meeting, those persons present in person or by proxy entitled to vote at such meeting on the Arrangement Resolution will constitute a quorum for the reconvened meeting;

ORDER that the Special Meeting shall be a single meeting of Intertape Shareholders who shall vote as a single class on the Arrangement Resolution;

ORDER that votes shall be taken at the Special Meeting on the basis of one vote per Intertape Common Share, subject to further order of this Court, the vote required to pass the Arrangement Resolution shall be the affirmative vote of not less than 66 2/3% of the votes cast in respect of that resolution by the Intertape Shareholders present or represented by proxy at the Special Meeting;

As to adjournment of meeting and amendments

ORDER that Intertape, if it deems advisable, is specifically authorized to adjourn or postpone the Special Meeting on one or more occasions, without the necessity of first convening the Special Meeting or first obtaining any vote of Intertape Shareholders respecting the adjournment or postponement subject to the terms of the Arrangement Agreement;

ORDER that Intertape is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, without any additional notice to the Intertape Shareholders, subject to the terms of the Arrangement Agreement and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the Special Meeting and the subject of the Arrangement Resolution;

As to scrutineers

ORDER that the scrutineers for the Special Meeting shall be CIBC Mellon Trust Company (acting through its representatives for that purpose) and the duties of the scrutineers shall include:

(a)

invigilating and reporting to the Chair on the deposit and validity of the proxies;

(b)

reporting to the Chair on the quorum of the Special Meeting;

(c)

reporting to the Chair on the polls taken or ballots cast at the Special Meeting; and

(d)

providing to Intertape and to the Chair written reports on matters related to their duties;

As to proxies

ORDER that Intertape is authorized to use the forms of proxy, in substantially the same form as Exhibit R 4, subject to Intertape's ability to insert dates and other relevant information in the final forms of proxy, and Intertape is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for the purpose, and by mail or such other forms of personal or electronic communication as it may determine;

ORDER that the procedure for the use of proxies at the Special Meeting shall be as set out in the Management Circular;

ORDER that Intertape may in its discretion waive generally the time limits for the deposit of proxies by the Intertape Shareholders, if Intertape deems it advisable to do so;

As to dissent rights

ORDER that the registered holders of Intertape Common Shares shall be entitled to exercise rights of dissent and appraisal in compliance with Section 190 of the CBCA as applied by the Interim Order, and to seek fair value for their Intertape Common Shares, provided that any such holder who wishes to dissent must give a written notice objecting to the Arrangement Resolution so as to be received prior to 5:00 p.m. (Montreal time) on the date that is two business days preceding the Special Meeting (rather than at or prior to the Special Meeting as provided by Section 190(5) of the CBCA) as set out in the Plan of Arrangement. For the purpose of these proceedings, the "Court" referred to in Section 190 of the CBCA means the Superior Court of the Province of Quebec;

As to service of court proceedings

ORDER that Intertape shall include in the Proxy Material, as Appendix E and F to the Management Circular, a copy this Interim Order and of the Application, without the exhibits, (collectively the "Court Materials"), and that the Court Materials shall be deemed to have been received by and served upon the Intertape Securityholders at the times specified above as to service of the application and the Interim Order, whether those persons reside within Quebec  or within another jurisdiction;

ORDER that sending the Court Materials in accordance with this Interim Order shall constitute good and sufficient service of such Court Materials upon all persons who are entitled to receive such Court Materials pursuant to this Interim Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings;

ORDER that Intertape shall make proof of service with an affidavit to the effect that the Court Materials were sent in accordance with this Interim Order to which shall be annexed the lists of Intertape Securityholders to whom such Court Materials were sent;

ORDER that the Intertape Securityholders (and any transferee of Intertape Common Shares after the Record Date) and all other persons served in accordance with this Interim Order shall be parties to the application and shall be bound by the orders and findings of this Court in the application;

As to sanction hearing

ORDER that, upon the approval by the Intertape Shareholders of the Arrangement Resolution in the manner set forth in this Interim Order, Intertape may apply to this Court for a final order as set out below (the "Final Order");

ORDER that such Application for a Final Order be presented on June 27, 2007 before the Quebec Superior Court, District of Montreal, sitting at the Laval Courthouse at 2800 St-Martin Boulevard, in the City of Laval, at 9:00 a.m. or so soon thereafter as counsel may be heard;

ORDER the Master of the Rolls of the Superior Court, Commercial Division, to include the Application for a Final Order on the Roll of the Commercial Division of the Superior Court in Room 16.10 of the Montreal Courthouse for June 27, 2007;

ORDER that a notice of such Application be published in La Presse and in the Globe and Mail on or before June 4, 2007;

ORDER that any Intertape Securityholder has the right to appear (either in person or by counsel) and make submissions at the hearing of the application for the Final Order;

ORDER that any person seeking to appear at the hearing of the application for the Final Order shall:

(a)

file into the Court record, and serve on Intertape's counsel of record, an Appearance on or before June 14, 2007;

(b)

if the appearance is with a view to contesting the application for Final Order, serve on Intertape's counsel of record and file into the Court record, on or before June 22, 2007, a written contestation, supported as to the facts by affidavit(s), and exhibit(s) if any, without which such contestation the appearing person shall not be admitted to contest the application for Final Order;

As to variance

ORDER that Intertape shall be entitled, at any time, to seek leave to vary this Interim Order;

As to procedural matters

DISPENSE Intertape, for the purpose of the Interim Order only, from any obligation to serve upon or provide any other from of notice to any person of the presentation of the Motion for Interim and Final Order with respect to a Plan of Arrangement;

DECLARE that Intertape is entitled, at any time, to seek leave to vary the Interim Order to be rendered by this Court;

ORDER provisional execution of the Interim Order to be rendered by this Court notwithstanding appeal and without the necessity of furnishing security;

ORDER that the contents of the exhibits attached to the present Application for Interim and Final Order with respect to an Arrangement be maintained confidential and under seal in the Court record until the Proxy Material has been released to the Intertape Securityholders as contemplated herein;

B)

ON THE FINAL APPLICATION:

GRANT the application;

DECLARE the Plan of Arrangement, as submitted to and voted on by the Intertape Shareholders, duly adopted in accordance with the directions given by this Court on the Interim Order;

DECLARE that such Plan of Arrangement conforms with the requirements of the CBCA;

DECLARE that such Plan of Arrangement is fair and reasonable to Intertape Shareholders;

ORDER that such Plan of Arrangement be and is hereby approved;

ORDER provisional execution of the Final Order to be rendered by this Court notwithstanding appeal.

MONTREAL, May 23, 2007

Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Attorneys for the Applicants

Intertape Polymer Inc., Intertape

Polymer Group Inc. and ECP GP II Inc.

C A N A D A	S U P E R I O R C O U R T (Commercial Division)
PROVINCE OF QUEBEC DISTRICT OF MONTREAL No.: 500-11-030622-076
In the matter of the arrangement proposed by Intertape Polymer Group Inc. under Section 192 of the Canada Business Corporations Act, R.S.C., c. C-44, as amended:

INTERTAPE POLYMER GROUP INC.,
and
ECP GP II INC.,
and
INTERTAPE POLYMER INC.,
Applicants
and
SHAREHOLDERS and HOLDERS OF OPTIONS to acquire common shares of Intertape Polymer Group Inc.;
and
THE DIRECTOR APPOINTED UNDER SECTION 260 OF THE CANADA BUSINESS CORPORATIONS ACT (the "Director"),
Mis-en-cause __

LIST OF EXHIBITS

Exhibit R-1:

Daft letter to the Intertape Shareholders from the Chairman of the Board of Intertape;

Exhibit R-2:

Draft Notice of Special Meeting;

Exhibit R-3:

Draft Management Information Circular of Intertape, together with its annexes;

Exhibit R-4:

Draft form of proxy and letter of transmittal for Intertape Shareholders;

Exhibit R-5:

Shareholders’ Rights Plan;

Exhibit R-6:

Fairness opinion dated May 1, 2007;

Exhibit R-7:

Last audited consolidated financial statements of Intertape;

Exhibit R-8:

By laws of Intertape.

MONTREAL, May 23, 2007

(s) Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Attorneys for the Applicants

Intertape Polymer Inc., Intertape

Polymer Group Inc. and ECP GP II Inc.

AFFIDAVIT

I, the undersigned, Michael L. Richards, in my capacity as Chairman of the Board of Intertape Polymer Group Inc., residing and domiciled at 136 Clandeboye Avenue, Westmount, Québec, H3Z 1Z1, do solemnly affirm as follows:

1

I am the chairman of the Board of Intertape Polymer Group Inc.;

2

All the facts stated in the present Application for Interim and Final Orders with respect to an Arrangement are true.

AND I HAVE SIGNED:

(s) Michael L. Richards

MICHAEL L. RICHARDS

SOLEMNLY AFFIRMED before me at

Montreal this May 23, 2007

(s) Maria-F. Carreira #127,629

Commissioner of Oaths

NOTICE OF PRESENTATION

TO:

THE DIRECTOR IN CHARGE OF THE

CANADA BUSINESS CORPORATIONS ACT

Complex Jean-Edmonds South

9th Floor

365 Laurier Avenue West

Ottawa, Ontario

TAKE NOTICE that the foregoing Application for Interim Order with respect to an Arrangement will be presented for adjudication at the interim leval before one of the Honourable Judges of this Court, sitting in commercial division, in and for the District of Montreal, at the Montreal Court House, 1 Notre-Dame Street East, Montreal, Quebec, in Room 16.10, on May 24, 2007, at 9:00 a.m., or so soon thereafter as counsel may be heard.

DO GOVERN YOURSELVES ACCORDINGLY.

MONTREAL, May 23, 2007

(s) Stikeman Elliott LLP

STIKEMAN ELLIOTT LLP

Attorneys for the Applicants

Intertape Polymer Inc., Intertape

Polymer Group Inc. and ECP GP II Inc.

ORLDOCS 10935979 1